Michael L. Stuck, C.P.A., P.C.
                           7641 E. Gray Road, Suite G
                              Scottsdale, AZ 85260

                                January 19, 2000

To Whom It May Concern:

The firm of Michael L. Stuck, P.C., Certified Public Accountant consents to the inclusion of their report of December 31, 1999, on the Financial Statements of Solo & Hurst, Inc., as of December 31, 1999, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,


/s/ MICHAEL L. STUCK
    ---------------------------
    Michael L. Stuck
    Certified Public Accountant